Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.

to Acquire Additional Williston Basin

Oil and Gas Interests for $340 million

HOUSTON, October 6, 2014 – Natural Resource Partners L.P. (NYSE:NRP) today reported that it has signed a definitive agreement to acquire non-operated working interests in oil and gas properties located in the Bakken/Three Forks play of the Williston Basin from an affiliate of Kaiser-Francis Oil Company for $340 million, subject to customary purchase price adjustments. The assets, located in the Sanish Field in Mountrail County, North Dakota, are all held by production and operated by Whiting Petroleum Corporation. The transaction, which is subject to customary closing conditions, will have an effective date of October 1, 2014 and is expected to close in November 2014. The acquisition is expected to be immediately accretive to NRP’s distributable cash flow and is expected to generate $58 million to $60 million of EBITDA in 2015.

In connection with the acquisition agreement, NRP received a firm commitment from Wells Fargo Bank, National Association to underwrite an expansion of the borrowing base in NRP’s existing oil and gas credit facility to $150 million. NRP anticipates using borrowings under the credit facility, together with proceeds from equity and debt offerings, to fund the transaction. Upon closing, the Partnership intends to hedge approximately 80% of the acquired current production volumes through 2016, with a small percentage of that production to be hedged for 2017 and 2018. NRP will opportunistically seek to hedge additional volumes beyond 2016 as the market provides favorable opportunities.

“Together with our existing interests in the Williston Basin, these assets give NRP extensive exposure to one of the premier oil plays in the United States,” said Wyatt Hogan, President of Natural Resource Partners. “This acquisition represents another significant step in our efforts to diversify NRP, and we anticipate that we will derive approximately 25% of our 2015 EBITDA from oil and gas. Further, we believe that the combination of our oil and gas interests, soda ash business, our recently acquired VantaCore aggregates operations and our other non-coal assets will contribute approximately 50% of our EBITDA in 2015 and position NRP as a truly diversified natural resource company.”

NRP to Acquire Williston Basin Oil and Gas Interests	Page 2 of 4

Below are a few details regarding the assets to be acquired:

•	Estimated average current production of approximately 3,100 Boe/d

•	Includes 186 producing wells and 10 wells in various stages of development

•	Approximately 5,700 net acres, all held by production

•	Average working interest of approximately 15%

•	100% operated by Whiting Petroleum

Evercore Group L.L.C. acted as exclusive financial advisor to NRP and Tudor, Pickering, Holt & Co. acted as exclusive financial advisor to Kaiser-Francis Oil Company with respect to the transaction.

Updated 2014 Guidance Including the Acquisitions

As a result of this transaction and the acquisition of VantaCore Partners, NRP updates its guidance for 2014 to $370 million to $390 million in total revenues and distributable cash flow of $205 million to $230 million. These amounts reflect a full quarter of ownership of VantaCore and ownership of the Kaiser-Francis assets following the expected closing date in mid-November.

Company Profile

Natural Resource Partners L.P. (“NRP”) is a master limited partnership headquartered in Houston, TX. NRP is a diversified natural resource company that owns interests in oil and gas, coal, aggregates and industrial minerals across the United States. A large percentage of NRP’s revenues are generated from royalties and other passive income. In addition, NRP owns an equity investment in OCI Wyoming, a trona/soda ash operation, owns non-operated working interests in oil and gas properties and owns VantaCore, making NRP ranked as one of the top 25 aggregates producers in the United States.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). All statements, other than statements of historical facts included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal, aggregates and industrial minerals and oil and gas; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in NRP’s SEC filings. There are also significant risks relating to our ownership of VantaCore and VantaCore’s performance over the short and long terms. The assumptions on which our estimates of future results of VantaCore have been based, which include prices and demand for VantaCore’s products, production levels, economic and market conditions, and reserves and other geologic conditions, may prove to be incorrect in a number of material ways,

NRP to Acquire Williston Basin Oil and Gas Interests	Page 3 of 4

resulting in our not realizing the expected benefits of the acquisition. There are significant risks and uncertainties relating to our proposed acquisition of the Williston Basin non-operated working interest assets described herein and the performance of those assets over the short and long terms. The assumptions on which NRP’s estimates of future results of the those assets have been based, which include prices and demand for our oil and gas, production levels, the pace of development of the assets by the operator thereof, capital and operating expenditures, reserve estimates, and geology of oil and natural gas deposits, may prove to be incorrect in a number of material ways, resulting in our not realizing the expected benefits of the acquisition. These and other applicable risks and uncertainties have been described more fully in NRP’s most recent Annual Report on Form 10-K or in a subsequently filed Quarterly Report on Form 10-Q or Current Report on Form 8-K. NRP has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

“Distributable cash flow” represents cash flow from operations plus any proceeds from the sale of assets plus the return on direct financing lease and contractual overrides shown in the cash flows from investing activities section of the cash flow statement. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to make quarterly cash distributions to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. Distributable cash flow may not be calculated the same for NRP as other companies.

This press release contains an estimate of distributable cash flow for the year ending December 31, 2014. A reconciliation to GAAP net cash provided by operating activities is not provided, because GAAP net cash provided by operating activities is not accessible on a forward looking basis. The items necessary to estimate GAAP net cash provided by operating activities that are not included in net income, in particular the amounts of changes in operating assets and liabilities, are not accessible or estimable at this time. NRP does not anticipate the amounts of changes in operating assets and liabilities to be material, but they could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected distributable cash flow.

“EBITDA” is a non-GAAP financial measure that we define as earnings before interest, taxes, depreciation, depletion and amortization and asset impairment. “EBITDA,” as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax positions. EBITDA does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital and other commitments and obligations. Our management team believes EBITDA is useful in evaluating our financial performance because this measure is widely used by analysts and investors for comparative purposes. EBITDA is a financial measure widely used by investors in the high-yield bond market. There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating EBITDA reported by different companies.

This press release contains information based upon a forward-looking estimate of EBITDA for the year ending December 31, 2014 and the year ending December 31, 2015. Estimates of GAAP net income are not provided because GAAP net income is not accessible on a forward looking basis because GAAP net income generated by VantaCore and the assets to be acquired in the Kaiser-Francis acquisition for the applicable

NRP to Acquire Williston Basin Oil and Gas Interests	Page 4 of 4

periods are not accessible. We have not yet completed the necessary valuation of the various assets to be acquired, a determination of the useful lives of these assets for accounting purposes, or an allocation of the purchase price among the various types of assets. Accordingly, the amount of depreciation and amortization that will be included in the additional net income generated as a result of the Kaiser-Francis acquisition is not accessible or estimable at this time. The amount of such additional resulting depreciation and amortization and applicable interest and debt expense could be significant, such that the amount of additional net income from these acquisitions would vary substantially from the amount of projected EBITDA.

14-13

-end-